Exhibit 99.2

VERB TECHNOLOGY COMPANY, INC. FY 2019 EARNINGS CALL | MAY 18, 2020

Call Participants

EXECUTIVES

Jeffrey R. Clayborne
Chief Financial Officer

Rory J. Cutaia
Founder, Chairman, President, CEO, Secretary & Treasurer

ANALYSTS

Brian David Kinstlinger
Alliance Global Partners, Research Division

Theodore Rudd O’Neill
Litchfield Hills Research, LLC

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VERB TECHNOLOGY COMPANY, INC. FY 2019 EARNINGS CALL | MAY 18, 2020

Presentation

Operator

Good afternoon, and welcome to the fourth quarter 2019 and first quarter 2020 financial results conference call for VERB Technology Company, Inc. [Operator Instructions] Please be advised, this call is being recorded at the company’s request. On our call today are Rory J. Cutaia, CEO; and Jeff Clayborne, CFO.

Before we begin, I would like to remind everyone that statements made during this conference call will include forward-looking statements under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties that could cause actual results to differ materially. Forward-looking statements speak only as of the date they are made, except as required by law, as the underlying facts and circumstances may change. VERB Technology Company disclaims any obligations to update these forward-looking statements as well as those contained in the company’s current and subsequent filings with the SEC.

The company also notes that in addition to these results under generally accepted accounting principles or GAAP discussed on this call, the company will also present 2 non-GAAP measures as the supplemental measures of this performance: quarterly recurring subscription revenue, or QRR; and annual recurring revenue, or ARR. Although QRR and ARR are commonly used by companies in the SaaS space, neither is a recognized measurement under GAAP and should not be considered as an alternative to the company’s net income, income from operations or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from the company’s activities as a measure of liquidity.

I would now like to turn the call over to Rory J. Cutaia, CEO. Rory, you may begin.

Rory J. Cutaia

Founder, Chairman, President, CEO, Secretary & Treasurer

Thank you, and I thank everyone for joining us today for our fourth quarter 2019 and first quarter 2020 financial results conference call. On today’s call, we will bring everyone up to date on our progress over the past 6 months, a time in which the entire world, as we know it, changed. I’ll discuss our response to the COVID-19 crisis, including the plans we implemented to remain productive and effective; and the new work-from-home environment we have all found ourselves in seemingly overnight; and the steps we took and continue to take to ensure the safety of our teams in California and in Utah. I’ll also discuss how the pandemic affected our business and the steps we took to ensure our financial viability beyond the end of the year, when we all hope to emerge from the uncertainty that currently surrounds the world’s response to the virus and its devastating effects on the economy. I’ll provide some data points and associated insights and perspective into our business and operations during the past 2 quarters. And Jeff Clayborne, our CFO, will provide a more detailed review of our financial results for these periods. And because we’re now halfway through the second quarter of 2020, I’ll provide some insight into how this quarter is shaping up. At the end of the earnings call, we’ll hold a Q&A session.

So for those new to our company, we are a software-as-a-service or SaaS applications platform developer. Our platform is comprised of a suite of sales enablement business software products marketed on a subscription basis. Our applications, available in both mobile and desktop versions, are offered as a fully integrated suite as well as on a stand-alone basis, include VERB CRM, our customer relationship management application; VERB Learn, our learning management system application; and VERB Live, our live broadcast video webinar application, which is currently in limited release and expected to have its broad commercial release this summer.

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VERB TECHNOLOGY COMPANY, INC. FY 2019 EARNINGS CALL | MAY 18, 2020

Our suite of applications can be distinguished from other sales enablement applications because our applications utilize our proprietary interactive video technology as the primary means of communication between sales and marketing professionals and their customers and prospects. Moreover, proprietary data collection and analytics capabilities of our applications inform our users in real time on their devices when and for how long their prospects have watched a video, how many times such prospects watched it and what they clicked on, which allows our users to focus their time and efforts on hot leads or interested prospects rather than on those that have not seen such video or otherwise expressed interest in such content.

Our clients report that these capabilities provide for a much more efficient and effective sales process, resulting in increased sales conversion rates. We developed the proprietary patent-pending interactive video technology as well as several other patent-issued and patent-pending technologies that serve as the unique foundation for all of our platform applications.

Okay. So with that background, let’s get to our financial performance. Historically, the business we acquired last year generated revenue from 2 primary sources. The first source is digital revenue, which is revenue derived from our clients’ use of our VERB CRM and VERB Learn applications. This includes the monthly subscription fees, which are the predictable, contract-based underlying recurring license fees for use of the app. It also includes revenue we derived from app-based sources such as the revenue we generate when users order samples through the app as well as the design fees we generate from the customized configuration work we do in the app for clients every month. So while the revenue from samples ordered through the app and revenue from custom app configurations is somewhat predictable and recurring, it is not contract-based and does fluctuate somewhat based on market conditions. And as such, I do not include it in my analysis of quarterly recurring subscription-based revenue.

The second historical source of revenue for the company is what we refer to as the legacy business. This business consists primarily of printing welcome kits for our clients’ new sales reps and the fulfillment and shipping of certain marketing-related merchandise for our clients. The monthly recurring subscription component of the digital revenue we generate from our application is very high-margin business for us, with gross margins above 80%. This revenue also commands the highest market multiples applied when calculating market value for the business and the corresponding per share value. When we think of underlying business fundamentals, which, in our view, is the source of true market value, this is what we focus on. And this is what many value investors evaluating any investment opportunity focus on.

The legacy business: Printing, fulfillment and shipping is relatively low-margin business. In fact, some of that business was no-margin business. That business revenue is not recurring, is very unpredictable and can be very costly as it requires us to maintain warehouse facilities to store merchandise and supply for clients — and supplies for clients as well as costly equipment that needs to be maintained and a full-time staff that may be busy some weeks and some weeks not. Because that type of business is nonrecurring, nonpredictable and low margin, it commands a very low multiple. Accordingly, when valuing our business as a whole, one might incorrectly apply a lower multiple to the combined revenues than a higher multiple for the digital business. Knowing this when we acquired the company, we announced then, and I’ve repeated it on every earnings call we’ve done since then, that we developed a plan to gradually phase out of that business and focus on the growth of the monthly recurring subscription business. I provided clear guidance repeatedly that our exit from that business would have an impact on our top line revenue and will, therefore, not be an accurate or reliable metric to measure our financial performance.

I suggested that investors interested in ascertaining the financial performance of our business focus on 2 things. First, the growth of our digital business, and in particular, the quarterly recurring subscription revenue, what the industry refers to as QRR, and how that translates into ARR or annual recurring revenue. That is the number against which the high market multiples are applied in calculating enterprise and per share value.

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VERB TECHNOLOGY COMPANY, INC. FY 2019 EARNINGS CALL | MAY 18, 2020

The second thing I suggested investors focus on is the number of new contracts executed in a particular quarter and the associated QRR and ARR expected to be generated from those new contracts. I’ve explained that these numbers are extremely relevant in analyzing the performance of the business because it demonstrates whether or not the company is continuing to attract new customers quarter-over-quarter and not just recognizing and recording the revenue generated from prior or from existing contracts. Because the subscription revenue from new contracts is typically not recognized for 70 to 90 days or sometimes longer after the date the contract is executed, that revenue is not immediately reflected in the company’s GAAP compliant financials such as ours. So let me repeat that for clarity. Our financials are GAAP compliant, and as a result, they will only reflect revenue we are permitted to recognize in accordance with generally accepted accounting principles in that quarter. For a software-as-a-service business like ours, the revenue recognized in any particular quarter will likely not reflect any of the new subscription recurring revenue contracts executed in that quarter.

In my view, the purpose of these earnings calls is not to simply read the numbers off the balance sheet and income statements but rather to explain what the numbers mean, to put them in context and compare them to prior periods, so relevant trends can be readily identified and analyzed. So to provide a more complete picture of the business, I’m not only going to discuss and compare the recognized GAAP QRR reflected in our 2019 10-K and our 2020 10-Q against prior periods, but I’m also going to discuss and compare the QRR we expect to recognize from contracts we executed in the fourth quarter 2019 and in the first quarter 2020 with prior periods.

So starting with Q2 of 2019, which was the first full quarter we reported post acquisition as a combined business and continuing through Q1 of 2020, here’s our quarter-over-quarter recurring revenue growth as recognized by GAAP and reflected in our filed financials. 2019 Q2 was $858,000. Q3 was $953,000, Q4 was $995,000 and Q1 of 2020 was $1,057,000. Again, these numbers represent the GAAP recognized revenue as reported on our financials as a component of our digital revenue.

Now for the QRR, we expect to generate — I’m sorry, that we expect to recognize from the new client contracts we executed over that same period, Q2 of 2019 was 39,000, Q3 was $195,000, Q4 was $234,000 and Q1 of 2020 was $91,000. So with the exception of Q1 2020, the growth of expected recurring subscription revenue from contracts has grown dramatically quarter-over-quarter since Q2 of last year. As for the contract value in Q1 2020, yes, the expected value was down over that prior quarter. But we attribute that to the impact of COVID-19 on the world generally as we had many clients that were simply afraid to sign new contracts because there was so much uncertainty about the future at that time. I do point out that our GAAP recognized quarterly recurring subscription revenue in Q1 2020 was up over the prior quarter, going from $995,000 in Q4 2019 to $1,057,000 in Q1 2020. And I’m happy to report that the fear of executing new contracts we saw in Q1 has dissipated and based on the activity we’ve had halfway through the current quarter, I expect to report another consecutive quarter of QRR growth. In fact, that’s a stat we’re very proud of.

Going back to Q1 2019 through Q1 of 2020, we’ve now had 4 consecutive quarters of recurring subscription fee revenue growth, and I fully expect to extend that winning streak to 5 consecutive quarters of growth next quarter.

Last November, you may recall, I described our third quarter 2019 performance as our breakout quarter and stated that quarter was when our digital subscription business really began to take off. I later talked about how I expected fourth quarter results to be even better. Now that the results are out, let’s examine those comments.

In third quarter, we signed 14 new clients. We added $195,000 of QRR we expect to recognize from contracts we executed in that quarter and we recognized QRR of $1,053,000 pursuant to GAAP. Okay. That was the third quarter. And it was a meaningful increase across the board over Q2.

In the fourth quarter, which I said I expected to be even better, well, we signed 15 new contracts. We added $234,000 of QRR we expect to recognize from contracts we executed in that quarter, and we recognized QRR GAAP recognized of $1,168,000. So yes, fourth quarter was obviously better than third quarter across every important metric, just as I said it would be.

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VERB TECHNOLOGY COMPANY, INC. FY 2019 EARNINGS CALL | MAY 18, 2020

So as a recap, for those of you who are still looking solely at top line total revenue to measure the company’s performance to make investment decisions, I have previously provided guidance, and our focus is on growing a high margin recurring subscription-based digital revenue while we continue to exit the legacy low-margin printing and fulfillment business, and that revenue from that legacy business would be down quarter-over-quarter. However, as we now look forward to Q2 2020 and beyond, we’ve developed and executed a plan to actually begin growing that legacy revenue without any cost to us. In February, we entered into an agreement with a company in the business of providing enterprise-class printing, sample assembly, warehousing, packaging, shipping and fulfillment services. We have established an automated process pursuant to which they receive orders for samples and merchandise from us as and when we receive them from our clients and users and they do the printing, assembling, storing, packaging, shipping of the samples of merchandise on our behalf. The agreement provides a revenue share arrangement that is designed to guarantee net revenue to us from every sale, enhance our relationship with our clients by continuing to service their nondigital needs while eliminating the labor and overhead costs associated with the provision of such services by us. So effectively, we’ve gone from a low-margin business to an all-margin business.

More recently, we’ve commenced local operations in Japan through a Tokyo-based Japan corporation with a team with over 30 years’ experience. They handle local language sales as well as local language customer support. Japan is the third largest global economy, and according to the World Federation of Direct Sales Companies, Japan is the fifth largest direct sales market, accounting for more than $16 billion in 2018 direct sales revenue. More than 50% of our current U.S.-based enterprise clients have substantial number of sales reps in Japan that currently do not subscribe to our application, with 5 of those clients generating the majority of their revenue from their Japan-based sales. We believe the in-country sales, sales support and customer service we can provide through native language-speaking staff in Japan represents a significant opportunity for us to grow our application subscription business and enhance our clients’ Japan initiatives. Since we began operations, we have already executed VERB CRM subscription agreements with 6 Japanese enterprise clients. We’re currently exploring a similar expansion opportunity in Korea, which, again, according to the World Federation of Direct Sales Companies, Korea has the third largest direct sales market in the world.

In addition to our global expansion initiatives, we have several other revenue catalysts planned for this year. We’ve begun the limited release of VERB Live, our groundbreaking interactive video-based live stream webinar video compressing platform. VERB Live builds on popular video-based platforms such as Facebook Live, Zoom, Webex and GoToMeeting, among others, by adding VERB’s proprietary, interactive, in-video e-commerce capabilities, including an in-video Shopify shopping card integrated for Shopify account holders to our own livestream video broadcasting application. VERB Live is a next-generation webinar platform that allows webinar hosts to utilize a variety of novel sales driving features, including placing interactive icons on screen that appear on the screens of all viewers, providing in-video click-to-purchase impulse buy capabilities for products and services featured in the live video broadcast in real time, driving friction-free selling.

Given the current work-from-home and social distancing environment we all find ourselves in, which with 30 million Americans currently unemployed and not expected to go away anytime soon. We believe this new addition to our platform may be the biggest source of revenue growth for our company this year and beyond.

VERB Live is also being incorporated into what we refer to as our interactive video core product so that it can be included in the product we are integrating into certain select partners’ platforms. I’m going to refrain from providing a date for the release of those newly updated integrations as we’ve shifted that schedule repeatedly to accommodate more immediate and timely revenue opportunities, including the development of VERB Live itself.

Some of you long-standing stockholders may recall some early talk about the developments of our own ecosystem or app store, essentially, a tab in our app through which users could subscribe for complementary apps or upgraded features and functionality. The purpose was to generate better revenue per user from our existing user base, which has grown considerably over this past year. Well, in order to execute that strategy, we needed to develop and deploy in-app purchase capability for each user. Well, I’m proud to say that we’ve now finished that development, and we are currently executing agreements with other app developers who will market their application to our users directly through our app on a revenue share basis with us, not unlike what Apple and Salesforce do. We plan to announce those relationships in the coming weeks.

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VERB TECHNOLOGY COMPANY, INC. FY 2019 EARNINGS CALL | MAY 18, 2020

Taking that a step further, we are releasing an open API that will allow third-party developers to develop applications, features and functionality that will integrate seamlessly into our platform that they will market directly to our users to our app also on a revenue share basis. And because we now have such a large number of users who have downloaded our application, we have become an attractive and easily addressable market for third party developers. And that is all very high margin, virtually no-cost revenue for us.

As to the number of potential users to which these developers can market their products and why we are an attractive addressable market, let me share the data on user downloads. As you may recall, in the third quarter of 2019, we reported approximately 825,000 users. Well, through the end of April 2020, we have approximately 1.4 million users representing growth of approximately 475,000 users or 67% since Q3 2019 and growth of 150% over the past 12 months.

Finally, let me share with you our response to the COVID-19 pandemic and what we did to protect our team members in Utah and California and what we did to derisk and insulate our company, our stockholders, our employees and ourselves from the uncertainty the pandemic represented back in January, February and March of this year.

First, we quickly adopted processes and procedures, including the use of our own technology, to permit our teams across both cities to work and communicate and interact with one another from home, safely away from the office efficiently and effectively. Those initiatives, enacted earlier than most companies, have proved to be extremely successful, and in many areas of the business, productivity has actually increased.

Next, we wanted to make sure that the expected downturn in the economy and the possible impact on our clients and the revenue we generate from them would not jeopardize our operations or the livelihood of the more than 100 employees and their families whose financial well-being is dependent upon us. So we quickly developed and implemented a multipronged plan we call the Full Employment and Cash Preservation Plan, designed to ensure the viability of the company well beyond the end of the year when we expect to hear that a vaccine treatment would become available and business would begin to return to normal, whatever that new normal would be.

The first part of the plan required us to raise additional capital. So in February, I along with McKinley Oswald, our President of Global Sales, traveled to Asia, specifically Malaysia and Singapore, where we raised approximately $5 million of gross proceeds in a private placement. It was priced at a modest 20% discount to market for straight common restricted shares with no warrants or other rights. We also applied for, in a very timely manner, and already received, approximately $1.2 million from the payroll protection program. And since we will only use it consistent with the purposes of the program, to keep our people employed, we expect that the vast majority of the loan, potentially more than $1 million, will be forgiven in accordance with the terms of the loan.

The next part of the plan was to reduce cash expenditures without reducing staff. We did this in 2 ways: First, Jeff and I volunteered to defer all of our crude cash bonuses to date in 2021 and then agreed to convert all of it to shares. Separately, I suggested that I, along with members of our senior management as well as all of the Board members, take 25% pay cuts for 3 months and that all other staff take 20% pay cuts for the same period. We agree that for everyone that took the pay cut, we would [ bid ] the difference in VERB shares allocated out of the 2019 omnibus incentive plan, a stock incentive plan previously approved by stockholders. The pay cut plan was designed to save approximately $360,000 over that period of time. To my great surprise, the pay cut per shares plan was so well received, did not — not only did every person in the company participate in the plan but many employees asked if they could take steeper pay cuts in order to get more shares. Believe it or not, many employees asked to take 40%, 50%, 80%, even 100% pay cuts in exchange for VERB shares during the 3 months of the plan, though I believe the maximum pay cuts we allowed were 74.5% exchange for the shares. This increased the savings expected to generate this from this part of the plan from approximately $360,000 to well over $600,000.

I have to say that I was extremely humbled by the showing of confidence in the company by the very people who have the greatest visibility into the company, including into our products and operations. And I honestly couldn’t be more proud. Above everything else I have shared with you today, that speaks more about this company than anything I could possibly say.

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VERB TECHNOLOGY COMPANY, INC. FY 2019 EARNINGS CALL | MAY 18, 2020

I’d now like to turn the call over to Jeff Clayborne, our Chief Financial Officer, for a more detailed review of our financial results.

Jeffrey R. Clayborne

Chief Financial Officer

Thank you, Roy, and good afternoon, everyone. I’d like to review our financial performance as reported in our Form 10-K filed on Thursday, May 14 for the annual period ending December 31, 2019, and in our Form 10-Q filed on May 15 for the quarterly period ending March 31, 2020.

I’d like to begin providing the highlights from our annual filing. The following period-over-period comparisons present the company’s pro forma results of operations after giving effect to the acquisition of Sound Concepts based on historical financial statements of the company and Sound Concepts. The unaudited pro forma results give effect to the acquisition as if it had occurred on January 1, 2018.

Total revenue for 2019 totaled $13.1 million, an increase of 3% and the $12.8 million reported in 2018. Total digital revenue for 2019 totaled $5.3 million, an increase of 42% from $3.7 million reported in 2018. Total SaaS revenue for 2019 totaled $3.6 million, an increase of 9% from $3.3 million reported in 2018. Total cost of revenue totaled $7.1 million, virtually flat versus the $7.2 million reported in 2018, while gross profit for 2019 totaled $6 million, an increase of 7% from the $5.6 million reported in 2018.

Research and development for 2019 totaled $5 million, an increase of 58% from the $3.2 million reported in 2018. The increase in research and development is attributed to additional product development and testing to support the integration and combination of the VERB CRM platform, the development of VERB Live, plus enhancements to our core platform, facilitate native integrations with Salesforce, Microsoft, Adobe and other channel partners.

General and administrative expenses for 2019 totaled $15.8 million, an increase of 61% from the $9.8 million reported in 2018. The increase to general and administrative expenses is attributed to an increase in labor to support growth, an increase in professional services related to the uplisting of our common stock and warrants to the NASDAQ capital market, costs associated with the acquisition, attorneys and recruiting costs, plus an increase in stock compensation.

As of December 31, 2019, cash on hand totaled $983,000. Total assets were $28.4 million. Total liabilities were $16.9 million and stockholders’ equity was $11.4 million.

Now I’d like to provide some information on the financing and acquisition we completed during 2019. On April 9, 2019, we closed our underwritten public offering that provided us with gross proceeds of approximately $20.5 million before deducting underwriting discounts and commissions and other estimated offering expenses payable by us. On April 12, 2019, we closed our previously announced acquisition of Sound Concepts for $25 million of value, payable through a combination of $15 million in cash, an issuance of an aggregate of $3.3 million in restricted shares of our common stock with an estimated fair value of $10 million on the pricing day. The cash payment was paid using a portion of the net proceeds that we received in our public offering.

At the closing of our underwritten public offering, the former owners of Sound Concepts purchased an aggregate of $4 million of the [ public ] offering units at the same price and upon the same terms and conditions as all other investors who purchased the units in our public offering. Such that the net cash outlay by us in connection with the Sound Concepts acquisition was approximately $11 million, net $15 million.

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VERB TECHNOLOGY COMPANY, INC. FY 2019 EARNINGS CALL | MAY 18, 2020

On August 14, 2019, we closed the financing pursuant to which we issued 5,030 preferred shares convertible into 3,245,162 common shares at a conversion price of $1.55 per common share. In connection with that financing, we also issued 3,245,162 warrants with an exercise price of $1.88. We received gross proceeds from the financing of $5,030,000 and incurred costs associated with the financing of $341,800 for total net proceeds of $4,688,200, which was allocated for working capital to fund our operations and continued growth.

Now I’d like to move to the highlights from our quarterly filings. Total revenue for Q1 was $2.4 million, a decrease of 41% from the $4 million reported for the same period last year. The decrease was attributed entirely to the decrease of the legacy business Rory discussed earlier as part of our plan to exit that low-margin business and focus our efforts on the recurring revenue subscription business. Total digital for Q1 totaled $1.5 million, an increase of 38% from $1.1 million reported for the same period last year. Total SaaS revenue for Q1 totaled $1.1 million, an increase of 34% from $786,000 reported for the same period last year. The cost of revenue for Q1 totaled $1.1 million, a decrease of 53% versus the $2.3 million reported for the same period last year.

Gross profit for Q1 totaled $1.3 million, a decrease of 26% from the $1.8 million reported for the same period last year. The decrease is attributed to the decrease in the legacy business totaling $797,000 or 93%, offset by an increase in our digital business totaling $335,000 or 38%.

Research and development for Q1 totaled $1.3 million, virtually flat versus the $1.3 million reported for the same period last year. General and administrative expenses for Q1 totaled $3.5 million, an increase of 10% from the $3.2 million reported in the same period last year. The increase in general and administrative expenses is attributed to an increase in labor to support growth and an increase in stock compensations.

As of March 31, 2020, cash totaled $1.6 million., Total assets were $28.6 million, total liabilities were $18.7 million and total stockholders’ equity was $9.9 million. The $18.7 million in liabilities breaks down as follows: $6.9 million is a derivative liability we are required to carry on our balance sheet, primarily associated with our outstanding warrants. An additional $3.9 million is an operating lease we are required to carry on our balance sheet, which is primarily associated with future rent expense. But that is all offset by 3.1 million right-of-use asset as well as $524,000 for leasehold improvements, which are reflected as part of our $28.6 million in total balance sheet assets. We have $4.9 million accounts payable and accrued expenses, $457,000 of advances on future receipts, $261,000 deferred revenue and customer deposits, $937,000 in short-term related party debt, $521,000 in short-term deferred incentive compensation as well as $521,000 long-term incentive compensation and $240,000 in long-term related party debt.

I’d like to provide some information on the financing and cost-saving initiatives that occurred in Q1 and subsequently since March 31. On February 5, 2020, we initiated a private placement for the sale and issuance of up to 5 million restricted shares of our common stock at a per share price of $1.20, which represented a 20% discount to the then current $1.50 closing price of our common stock on the day the offering was priced and is memorialized by executed subscription agreements. As a result of this private placement, on February 25 and March 31, 2020, a total of 4,237,833 shares of common stock were subscribed for. The total subscribers per shares of 3,392,833 shares of common stock were issued with net proceeds of 3,430,000 after direct costs were received as of March 31, 2020. The remaining 845,000 subscribed shares of common stock were issued as funds received from overseas investors in April and May 2020 for an additional net proceeds of $1,014,000.

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VERB TECHNOLOGY COMPANY, INC. FY 2019 EARNINGS CALL | MAY 18, 2020

As Rory previously discussed, our Board of Directors approved management’s COVID-19 full employment and cash preservation plan pursuant to which all directors and senior level management will reduce their cash compensation by 25% and all other employees and consultants would reduce their cash compensation by 20% for a period of 3 months from April 16, 2020, to July 15, 2020 for one category of participants and April 26, 2020, through July 18, 2020, to the other category participants. As Rory also discussed, the plan was designed to promote our continued growth and avoid the layoffs and staff cutbacks experienced by many companies affected by the COVID-19 economic crisis. The amount of the reduction in cash compensation is to be paid in shares of our common stock through an allocation of shares from our 2019 omnibus incentive plan and granted pursuant to stock award agreements entered into effective as of April 10, 2020, between the company and each of our directors, executive officers, employees and consultants. The stock award agreements provide that shares will vest on July 18, 2020, as long as the recipient remains in continued service to the company during the time from the grant date through the vesting day. The shares were valued at $1.20 per share in accordance with the provisions of the omnibus incentive plan, which provides that the value shall be determined based on the volume weighted average price of our common stock during a period of up to 30 trading days prior to the grant date. Total common stock granted as part of the cash preservation plan on April 10, 2020 was 589,099 shares with a fair value of $866,000. The shares were valued based on the market value of our stock price on the grant date and will be amortized over the life of the agreements and recorded stock compensation expense. As of the date of this report, the restricted shares have not been issued to the respective employees.

On April 17, 2020, and we received loan proceeds in the amount of approximately $1,218,000 on the Paytech Protection Program or PPP. The PPP, established as part of the Coronavirus Aid Relief and Economic Security Act, provides for loans to qualifying businesses for amounts up to 2.5x the average monthly payroll expenses of the qualifying business. The loans and accrued interest forgiven after 8 weeks as long as the borrower uses the loan proceeds for eligible purposes including payroll, benefits, rent and utilities and maintained its payroll levels. The amount of the loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the 8-week period. The unforgiven portion of the PPP loan is payable over 2 years at an interest rate of 1% with a deferral deferral of payments for the first 6 months. We intend to use the proceeds for purchases consistent with the terms of the PPP.

As of today, there are 29,894,621 shares of our common stock issued and outstanding. Of the total number of common shares issued and outstanding, approximately 4.2 million shares or approximately 14% are owned or controlled by management and the Board members.

I’d like to turn the call back over to the operator for Q&A. Operator?

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VERB TECHNOLOGY COMPANY, INC. FY 2019 EARNINGS CALL | MAY 18, 2020

Question and Answer

Operator

[Operator Instructions] Our first question comes from the line of Brian Kinstlinger with Alliance Global partners.

Brian David Kinstlinger

Alliance Global Partners, Research Division

The user growth has been super. Like you said, 67% since you last spoke, I think, in November, and well more than 100% year-over-year. Can you highlight why digital revenue more so — actually QRR is growing at a much slower pace? And then talk about when and how you will better monetize that user base and grow somewhat closer to the growth in the users that you’ve got?

Rory J. Cutaia

Founder, Chairman, President, CEO, Secretary & Treasurer

Thanks, Brian. So look, we, as we’ve discussed in prior calls, have implemented a number of new features and functionality designed to increase penetration into our existing clients’ sales reps. Now that’s gone incredibly well for us, as you could see from so many more users that we have now on the platform. But here’s how that works — and with respect to why is revenue behind the growth of users. So I know I discussed it in prior calls. When we acquired the business, there were existing client contracts in place. Now we’ve since changed how we charge for the service. But back then, the way it worked is there was a flat fee that corporate paid for the use of the application by their sales reps, and it was capped. So they can have a very large number of their reps the platform. And as that number of reps grew, the revenue we derived from it was capped. Now as I said, we’ve since changed those, although there’s still a number of the legacy contracts in place, and when they renew, we’ll change that. So what’s happened when we introduced these new features, the penetration rate into their existing sales reps went up dramatically but still didn’t hit the cap. So we were still getting — at least from those clients, we’re still getting the same revenue, but we have so many more of their reps now using the application. So on the one hand, yes, we’d love to see more revenue being generated as a result of so many more users coming on. But here’s what’s really positive about that. Because now that the user base has grown as dramatically as it has, and I think it went over 1.4 million downloads, that really feeds into one of our current catalysts for revenue growth in 2020, which is the in-app purchase capability and creating that app store ecosystem environment that I referred to a little bit of those, not unlike what Apple does and what Salesforce and some of the others do. So now we’ll be able to market directly to that user base and monetize that user base in ways that we could never do before. So for example, we’re going to start introducing in the application the ability for individual users to put up their own credit card. And this is how we get around the caps. Now the individual users could put up their own credit cards, and they could subscribe for additional features and functionality directly from us as well as complementary apps by third-party developers who will sell their products through our app, license them to our users through our apps on a revenue share with us. So that’s going to be — well, I believe it will be a meaningful increase and certainly a big catalyst for revenue growth in 2020. In addition to that, and as just a logical natural extension of that, is we’re going to create and offer up an open API. So what that means is now third-party developers can develop features and functionality that will integrate seamlessly into our platform that they could sell directly to our user base through the app on the device they already have in their hands. So we’re really, really excited about that. We’re proud of that evolution of the business. And I’m glad that we shifted resources around to execute those plans we’re excited for what that means for ourselves and certainly our shareholders in 2020 and beyond.

Brian David Kinstlinger

Alliance Global Partners, Research Division

Great. That leaves me into my next question about in-app purchasing. Can you talk about where we are in in-app purchasing? What I mean by that is, can all users access app purchasing, in-app purchasing? Or do we need some time before everyone can access it? And then can you provide some early discussions and how it’s impacted ARPU for those that can’t access it?

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VERB TECHNOLOGY COMPANY, INC. FY 2019 EARNINGS CALL | MAY 18, 2020

Rory J. Cutaia

Founder, Chairman, President, CEO, Secretary & Treasurer

So we’ve just begun rolling out this program. And because each application for each of our large enterprise users is a white-labeled application, it’s customized for them. When we roll out these kind of features, we need to do it each client at a time. So we’ve got a handful of them now implemented along with some other really, really, really cool features like Magic Link and some of the things that we’ve talked about that enhance penetration. But we have to do that 1 client at a time. So we’ve got a handful of them now. And I would say, by third quarter, we should probably have all of them now on the same in-app — with the same in-app purchase capability and that store rolled out. So that’s the current schedule. Now I will tell you this. Behind the scenes, we are building an entirely new platform from the ground up, and that will mean several things. First, people that want to have a customized white-labeled application won’t need to use our services to go ahead and customize it for them. They’ll be able to do it themselves online, choosing what features and functionality they like, uploading their logos, completely self-service model. That will accelerate revenue generation for us because more people will be interested in doing that. And it will also accelerate revenue recognition for us. Right now, as I mentioned, it could be as much as 3 months from the time we sign a contract before we can actually recognize that revenue. So that’s going to really make a big difference there. And the other benefit, which goes to your question, is when we roll out a new feature such as the in-app purchase capability, it will impact every app, every user, all of our clients, all at the same time. So we won’t have that gradual rollout process that we currently have right now. So that’s changed dramatically.

Brian David Kinstlinger

Alliance Global Partners, Research Division

Great. Had a bunch [indiscernible] as one of the only analysts covering the stock. In terms of VERB Live, we’ve seen huge demand for Zoom and Microsoft Meets. And I guess, I think about your balance sheet, yes, you raised money, it’s still limited, and you don’t want to increase losses too quickly. How do you market that? How do you weigh marketing that and using dollars for that to this piece of technology you have that is highly differentiated and has valuable functions that Zoom and Microsoft Meets maybe don’t have, so you’re trying — just how do you market, how do you weigh marketing that product with their capital?

Rory J. Cutaia

Founder, Chairman, President, CEO, Secretary & Treasurer

Okay. Great question. And look, if we just developed that product, and that was the first thing we’ll go in to market with, yes, it would be tough. You’d have to have a serious cache of money to go and try and market that. But about what I just talked about with respect to our new in-app purchase capability. We have an existing user base now. These are people that have the device in their hands — of now over 1.4 million of these people. Those are the first people that we’re going to go to. We’ve already got 15 of our existing enterprise clients that have signed on for it. So as soon as we release it commercially, we’ll have all of those people. But then all of those individual VERB live will be behind the pay wall for all of those people so that they could put their own credit cards up if their company hasn’t subscribed for it yet for them. They put their own credit cards up and immediately subscribe for it and marketing to those people is simple. We don’t have to spend zillions of dollars with TV commercials to reach those people. It takes us about 5 minutes to send a notification right to their device, notifying them, “Hey, check this out. Cool new feature, combination of Zoom and Shopify. Think about what that means for your business. People can click right in your live video and buy your products.” Yes, a big, big, big differentiator for us is the fact that we already have such a large user base that we can market to.

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VERB TECHNOLOGY COMPANY, INC. FY 2019 EARNINGS CALL | MAY 18, 2020

Brian David Kinstlinger

Alliance Global Partners, Research Division

That’s helpful. And then talking about QRR, what’s your goal for QRR as you exit the year? As we look at 4Q ’20, which give us a picture, obviously, of what your exit year ARR is, where do you think that can be with all these changes going on in your business?

Rory J. Cutaia

Founder, Chairman, President, CEO, Secretary & Treasurer

Well, I can’t give full 2020 guidance just yet. And I don’t want to imply that, that’s a bad thing because I think that with the catalysts that I’ve spoken about in this call and how we’ve seen Q2 start off, I personally have great expectations about what 2020 is going to look like. But until the products are out there, until we see penetration rates go in the direction that they seem to be going and we have more empirical data upon which we can extrapolate, I’m not yet ready to give you a full 2020 guidance. But just look at the current growth rate, I have every reason to expect worst-case scenario that,, that’s going to continue, so that by itself would mean a pretty good year for 2020. But when you add in all the other catalysts we’ve spoken about, the in-app purchase capability, the new ecosystem and app store capability, Japan, Korea and VERB Live and some of those other integrations all happening this year, I feel really, really good, Brian, about what this means for our shareholders this year.

Theodore Rudd O’Neill

Litchfield Hills Research, LLC

Great. I have 2 more. The first, your classic COVID question. Can you talk about business development and customer additions in April and early May? How has that trended compared to maybe the first quarter and months before?

Rory J. Cutaia

Founder, Chairman, President, CEO, Secretary & Treasurer

Well, as we went into January, we had a pretty good pipeline of deals that we expected to — that would be signed in January and February. And a really great-looking pipeline. And we know what our success rate is when we submit proposals and get contracts out for signature. But we saw that saw that drop off a bit because — and people were pretty honest with us. That was a time, if you recall, where there was so much fear and uncertainty about what was going to happen. And I remember back then, Governor of California was talking about 25 million debts just in California. So it was a scary time. And people said, “Look, we really like this, we want to do this but we’re just not prepared to execute the contract right now because we just need to see how things pan out.” Okay. So that was then. Look, we still signed 11 new accounts in that period of time, which is pretty impressive. But now as we got into second quarter and the period of time that you just referenced, boy, I’ll tell you, everything turned around very, very rapidly. That fear dissipated, as I referred to in my talk a little bit ago. And now we’re off and running because now people have a better sense of what they’re facing in terms of their business. And what’s even more interesting, and obviously, rewarding for us is the fact that these people are now recognizing that they need us more than ever in this environment. This whole work from home, work remotely, they’re not going to the big conferences and conventions that they usually do where they grow their business. They need this tool. They recognize that on their own. And through a period that you just mentioned, as we got past March and April, when a lot of businesses really have suffered and believe me, we’re very sympathetic about that, we’ve done amazing. And I think that is going to continue as more and more companies, more and more people begin to realize this is a tool that will absolutely help them through what is obviously a very difficult period of time for everyone.

Brian David Kinstlinger

Alliance Global Partners, Research Division

Great. And just so Jeff gets a chance to talk a little bit. A couple of things, if you could comment on. First, how much do you expect the company is going to save on a quarterly basis based on the cuts of salary and other cuts you’ve made? Is that all in SG&A? And then I didn’t write down the share count that you talked about currently because so much has happened. Can you talk about what the share count would be today, coupled with the increased shares and when you plan to give them out to your team that will increase, I think, another $0.5 million or so that you said?

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VERB TECHNOLOGY COMPANY, INC. FY 2019 EARNINGS CALL | MAY 18, 2020

Jeffrey R. Clayborne

Chief Financial Officer

Yes. We mentioned during earnings release, we expect cost savings to be north of $600,000 related to these cost savings initiatives that we’ve rolled out. And that’s the preliminary Phase 1. As far as shares, yes, there’s an additional $0.5 million. We have roughly $29 million outstanding. So this will put us over $30 million. So we have $29.9 million, so this will put us probably around $30,400,000-ish, Brian.

Rory J. Cutaia

Founder, Chairman, President, CEO, Secretary & Treasurer

Brian, one thing that you didn’t ask that, I think, is important, I didn’t allude to it in the in the prior chat about this stuff. Between fourth quarter and and first quarter, we added 26 new enterprise clients. And this is a really interesting footnote here. Of the 26 new clients that we added, half of them were not in the direct sales space. So last year, when I talked about we’re going to diversify, we would expand beyond the direct sales space, we’re absolutely doing that. I think the mix of direct sales to nondirect sales clients in fourth quarter, I think it was somewhere around 45% were nondirect sales. But I think in first quarter, about 55% were nondirect sales-type clients. So obviously, that’s a massive, massive market. And I just want our shareholders to know, we’re going after it. We’re on it. So [indiscernible]

Brian David Kinstlinger

Alliance Global Partners, Research Division

Actually, it brings me to 1 other question, which we haven’t talked about in a while. And I’m not sure, given you have so much runway with so many other things and obviously limited resources, what your plans are, but maybe talk about your collaboration with some of the big software providers, Salesforce, Microsoft, some of the others. Is that kind of secondary now, behind the scenes? And where it goes, it goes? And it would be gravy and we shouldn’t expect much in the near term? Or is there any development to speak of on those relationships?

Rory J. Cutaia

Founder, Chairman, President, CEO, Secretary & Treasurer

Well, look, there’s been quite a bit of development on that. And I did allude to it in the call earlier, and I’ve talked about it in the prior calls. Look, there came a point when we needed to determine where are we going to get the biggest bang for our buck in the near term. Look, I view our mission here to create shareholder value and knowing that we are valued on a multiple of revenue. What’s going to bring more revenue more rapidly? And certainly, VERB Live was at the top of the list. And I — and look, it was a bet that we placed, and I think that, that has now paid off. I think it’s going to pay off in a pretty meaningful way because at the time, we couldn’t predict that everything was going to shift to this big work from home and a social distancing environment. But it has. So that ended up being a really good thing for us to shift resources to that. Among other things, the app store having third parties to create applications for our platform as opposed to us trying to create ours and put us in others, I think that those will generate far more revenue for us in the near term than what might be, and we just don’t know, a slower ramp and adoption of our application as it’s integrated into those other platforms. Now look, I still think and that I think that those integrations will be very valuable for the company. There’s no question about it. But as you said, we’ve got limited resources. We have to make the choices, which — where are we going to get the biggest bang for the buck? So I did put some of those initiatives on the back burner to focus on some of these other things. And I think that as now we’ve moved into this, this phase of the economy, I think that those decisions were absolutely the correct ones. We will do those. I mean, we’re very far along in some of them, and they will happen. But I’m really reluctant to put another date on it and people say, “oh, you didn’t to date.” Yes, we didn’t to date, not because we made a mistake, it was because it was an intentional decision to grow revenue faster.

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VERB TECHNOLOGY COMPANY, INC. FY 2019 EARNINGS CALL | MAY 18, 2020

Operator

Our final question comes from the line of Theodore O’Neill with Litchfield Hills.

Theodore Rudd O’Neill

Litchfield Hills Research, LLC

Rory, can you give us just a little color on what else needs to be done or what accomplishments you need to hurdle in order to get VERB Live into production?

Rory J. Cutaia

Founder, Chairman, President, CEO, Secretary & Treasurer

There are no — aren’t any more hurdles. We are — it’s actually in limited production now. For example, 1 of the hardest categories hit by this — by the economic crisis is small business owners. A lot of them are facing bankruptcy. And obviously, most of them, if not all of them, are closed. So what we’ve begun doing is providing VERB Live to some of these and they are hosting VERB Live webinars, where they are — they provided there their people from their customer list that used to come into their stores to go ahead and watch these webinars and purchase product. And I can tell you that we’ve had more than one call from shop owners crying happy tears about how this has saved their livelihood and their business and what a difference it’s made for them. And so we’ve been doing quite a bit of that. And yes, of course, we want to help these people. I’m sure we all want to help anybody we can, right? So that’s gone incredibly well, I believe. And also, it serves as a terrific beta test environment for us, where we can identify things that we can improve and features that we should add or maybe features we didn’t need after all. So we’re refining that literally as we speak and preparing for the much broader global release and commercialization of it, including changes that we need to update the website to create the ability for people to easily go ahead and sign up. So all those things are happening as we speak. And so it’s not that there’s — it’s not that it’s not ready. Otherwise, it’s the onboarding process and those kinds of things and the website updates, which are all coming. I think you’re probably starting to see some of that now, but that’s about it.

Theodore Rudd O’Neill

Litchfield Hills Research, LLC

Yes. So it’s running in beta right now?

Rory J. Cutaia

Founder, Chairman, President, CEO, Secretary & Treasurer

Well, it’s — we call it beta testing, but I don’t know that I would call it a beta product.

Operator

This concludes our question-and-answer portion of today’s call. And now I would like to turn the call back over to Rory for any closing remarks.

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VERB TECHNOLOGY COMPANY, INC. FY 2019 EARNINGS CALL | MAY 18, 2020

Rory J. Cutaia

Founder, Chairman, President, CEO, Secretary & Treasurer

Well, thank you all very much for taking the time to hear us talk about our business, something that we’re incredibly passionate about, obviously. And I think our own employees and staff and even our consultants that work with us at VERB have demonstrated now to the world their own passion and commitment for the business with some of them taking 75% pay cuts in order to help the company preserve cash and take stock in its place. As I think back over the past several quarters and the decisions that we’ve made, they were tough decisions at the time because there’s a lot of competing interest, there’s a lot of competing thoughts. We try to stay in touch with our stockholders and speak with them often we elicit ideas from them as to things that we might do with our existing products and potentially new products, new verticals. So we do our best. But at the end of the day, it comes down to senior leadership between myself and the Board making decisions as to where we’re going to go. Sometimes that’s not easy. And at the time you make them, people don’t see the merit in those decisions. And sometimes it takes hindsight to appreciate that. And I’m hopeful now that as we’ve now progressed, we now have 4 consecutive quarters of growth in our core business, our subscription-based business, heading into 5 consecutive quarters and some of the products that we’re releasing as a result of decisions made 6, 9 or 10 months ago. I’m really proud of what we’ve done. And I really want to acknowledge the support that we received from a lot of our long-standing shareholders. And as I’ve said many times, we’re all in this together. We truly are, now more than ever, especially through this pandemic. And we didn’t lose sight of the fact that we’re here for you, because of you. You’ve enabled us, and we appreciate the trust that you’ve placed in us. And we come to work every day never forgetting that. So thank you all. I look forward to speaking with you again.

Operator This concludes today’s teleconference. You may now disconnect your lines at this time. Thank you for your participation, and have a wonderful day.

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VERB TECHNOLOGY COMPANY, INC. FY 2019 EARNINGS CALL | MAY 18, 2020

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